UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

[x]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material under §240.14a 12
LIVEPERSON, INC.
___________________________________________
(Name of Registrant as Specified In Its Charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.: ________________________________________________________________________________

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(4)	Date Filed: _______________________________________________________________________________________

April 30, 2015
Dear LivePerson Stockholders:
On behalf of the Board of Directors of LivePerson, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on June 4, 2015 at 10:00 a.m. (Eastern Daylight time) at the offices of LivePerson, Inc. at 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200.
The purposes of this meeting are:

•
Item 1: the election of two Class III directors to serve until the Company’s 2018 Annual Meeting of Stockholders, or in each case until such director’s successor shall have been duly elected and qualified;

•	Item 2: the ratification of the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for the year ended December 31, 2015;

•	Item 3: the advisory approval of the Company’s executive compensation;

•	Item 4: the amendment and restatement of the LivePerson, Inc. Incentive Plan; and

•	to act upon such other business as may properly come before the Annual Meeting.
You will find attached a Notice of Annual Meeting of Stockholders and a Proxy Statement that contain more information about the matters to be considered at the Annual Meeting. Please give all of this information your careful attention. The Board of Directors recommends a vote FOR the director nominees pursuant to Item 1 in the Notice, and a vote FOR the proposals listed as Item 2, Item 3 and Item 4.
You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please sign, date and return your Proxy Card as soon as possible so that your shares can be represented and voted in accordance with your instructions. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.
The Proxy Statement and the enclosed Proxy Card are first being mailed on or about May 1, 2015 to stockholders entitled to vote. Our 2014 Annual Report to Stockholders is being mailed with the Proxy Statement.
We look forward to seeing you at the Annual Meeting.
Sincerely,
Robert P. LoCascio
Chairman of the Board and
Chief Executive Officer

LIVEPERSON, INC.
475 Tenth Avenue, 5th Floor
New York, New York 10018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
AT 10:00 A.M. ON JUNE 4, 2015
TO THE STOCKHOLDERS OF LIVEPERSON, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of LivePerson, Inc., a Delaware corporation (the “Company”), will be held on June 4, 2015 at 10:00 a.m. (Eastern Daylight time) at the offices of LivePerson, Inc. 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1)	Election of two Class III directors to serve until the 2018 Annual Meeting of Stockholders, or in each case until such director’s successor shall have been duly elected and qualified;

(2)	Ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015;

(3)	Advisory approval of the Company’s executive compensation;

(4)	Approval of an amendment and restatement of the LivePerson, Inc. Incentive Plan; and

(5)	Transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on April 16, 2015 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during regular business hours at the offices of the Company listed above.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. If you are a stockholder who holds shares through a member of the Tel Aviv Stock Exchange (“TASE”), you may vote by sending a signed Proxy Card along with an ownership certificate in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
By Order of the Board of Directors
Robert P. LoCascio
Chairman of the Board and
Chief Executive Officer
New York, New York
April 30, 2015

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE YOUR SHARES ON THE INTERNET.

LIVEPERSON, INC.
475 Tenth Avenue, 5th Floor
New York, New York 10018
___________________________________
PROXY STATEMENT
____________________________________
General
This Proxy Statement is furnished to the stockholders of record of LivePerson, Inc., a Delaware corporation (“LivePerson” or the “Company”), as of the record date, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 4, 2015, and at any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. (Eastern Daylight time) at the offices of LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200. This Proxy Statement and the accompanying Proxy Card and Notice of Annual Meeting of Stockholders are first being mailed on or about May 1, 2015 to all stockholders entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.
Voting
The specific matters to be considered and acted upon at the Annual Meeting are:

(1)	election of two Class III directors to serve until the 2018 Annual Meeting of Stockholders, or in each case until such director’s successor shall have been duly elected and qualified;

(2)	ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

(3)	advisory approval of the Company’s executive compensation;

(4)	approval of an amendment and restatement of the LivePerson, Inc. Incentive Plan; and

(5)	action upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
These matters are described in more detail in this Proxy Statement.
On the record date (April 16, 2015) for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof, 56,473,395 shares of the Company’s common stock were outstanding. No shares of the Company’s preferred stock, par value $0.001 per share, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors.
Except as provided below with respect to stockholders who hold shares through a member of the TASE and intend to vote their shares, there are three ways a stockholder of record can vote:
By Internet: You may vote over the Internet at www.voteproxy.com by following the instructions on the proxy card.
By Mail: You may complete, sign and mail the accompanying proxy card in the postage-paid envelope provided.
In Person: If you are a stockholder as of the record date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.
Stockholders who hold shares through a member of the TASE and intend to vote their shares, must deliver to the Company’s Israeli counsel, Yigal Arnon & Co. c/o Mr. Zohar Nevo, 22 J. Rivlin Street, Jerusalem, Israel, 9424018 (email: zoharn@arnon.co.il) an ownership certificate confirming their ownership of the Company’s common stock on the Record Date. Such certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares

for Voting at General Meeting) 2000, as amended. Such stockholder is entitled to receive the ownership certificate at the branch of the TASE member or by mail to his address (in consideration of mailing fees only), if the stockholder so requests. Such a request should be made promptly upon receipt of this Proxy Statement and should be made for a particular securities account. Stockholders who wish to vote are obliged to complete, sign, date and return the proxy card in accordance with the instructions indicated thereon along with their ownership certificate to the address of Company’s Israeli counsel indicated above no later than 5:00 p.m. (Israel time) on Wednesday, June 3, 2015.
The form of proxy card for stockholders who hold shares through a member of the TASE is available on the websites: http://www.magna.isa.gov.il and http://maya.tase.co.il.
The stock transfer books of the Company will remain open at the offices of the Company (475 Tenth Avenue, 5th Floor, New York, New York 10018) between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during regular business hours at the offices of the Company listed above.
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
If a quorum is present, the nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as the Class III directors. Only votes FOR or WITHHELD count. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of the Class III directors. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of the directors. Otherwise, your shares will not be voted. Stockholders may not cumulate votes for the election of the directors.
Proposals other than for the election of the directors shall be approved by the affirmative vote of a majority of the votes cast by the holders of shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting. Abstentions are counted for the purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not be counted either in favor of or against any of the proposals and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.
Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such right.
Proxies
If the enclosed Proxy Card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you are a stockholder of record of shares of our common stock and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board, who are officers of our Company, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices at 475 Tenth Avenue, 5th Floor, New York, New York 10018, a notice of revocation or another signed Proxy Card with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.
Shares Held by Brokers
If you hold your shares through a broker and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year ended December 31, 2015 will be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.
On the other hand, your broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors or the advisory vote on executive compensation, absent instructions from the beneficial holders of such shares. Your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you on how to vote your shares on the Internet. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.
Stockholders who hold their stock through a member of the TASE and intend to vote their shares are obliged to return a complete signed and dated Proxy Card along with a certificate of ownership to the offices of Israeli counsel to the Company (Yigal Arnon & Co., c/o Mr. Zohar Nevo, 22 J. Rivlin Street, Jerusalem, Israel, 9424018 (email: zoharn@arnon.co.il) no later than 5:00 p.m. (Israel time) on Wednesday, June 3, 2015.
Solicitation
The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the enclosed Proxy Card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.
Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2015:
Our proxy materials including our Proxy Statement, 2014 Annual Report on Form 10-K and proxy card are available on the Internet and may be viewed and printed, free of charge, at http://liveperson2015.investorroom.com.
Deadline for Receipt of Stockholder Proposals
In order to be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2015 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Company at its principal executive offices in New York, New York, on or before January 1, 2016. In addition, under the Company’s current Amended and Restated Bylaws, any proposal for consideration at the 2016 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on February 5, 2016 and the close of business on March 6, 2016 and is otherwise in compliance with the requirements set forth in the Company’s current Amended and Restated Bylaws. The proxy solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.
Your Participation in Voting the Shares You Own Is Important
Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the plurality voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our future.
Stockholders with the Same Last Name and Address
The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Annual Report and Proxy Statement, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to Monica L. Greenberg, Executive Vice President, Business Affairs and General Counsel, at the Company’s principal executive offices located at 475 Tenth Avenue, 5th Floor, New York, New York 10018 or by calling (212) 609-4200. Similarly, you may also contact Ms. Greenberg if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Annual Report
The Company filed an Annual Report on Form 10-K with the SEC on March 12, 2015 relating to the fiscal year ended December 31, 2014, or the 2014 Fiscal Year. A copy of this report is also available through http://magna.isa.gov.il and http://maya.tase.co.il. Stockholders may also obtain a copy of this report, without charge, by writing to Monica L. Greenberg, Executive Vice President, Business Affairs and General Counsel, at the Company’s principal executive offices located at 475 Tenth Avenue, 5th Floor, New York, New York 10018.
A copy of the Annual Report of the Company for the 2014 Fiscal Year is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.
Other Matters
The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.
More Information Is Available
If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at http://www.liveperson.com/about/ir/.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE - ELECTION OF THE CLASS II DIRECTORS
General
The Company’s Fourth Amended and Restated Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one third of the total number of directors. At the annual meeting of stockholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election to three-year terms. With respect to each class, a director’s term will be subject to the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.
As of the date of this Proxy Statement, the Board consists of five persons, as follows:

Class I (current term ends at the 2016 Annual Meeting)	Class II (current term ends at the 2017 Annual Meeting)	Class III (current term ends at this Annual Meeting)
William G. Wesemann	Peter Block	Kevin C. Lavan
	David Vaskevitch	Robert P. LoCascio

The term of office for Messrs. Lavan and LoCascio expires at this Annual Meeting. The Board has selected Messrs. Lavan and LoCascio, the current Class III directors at the time of the Annual Meeting, as the nominees for the Class III directors whose term of office will expire at the 2018 Annual Meeting of Stockholders.
Messrs. Lavan and LoCascio have agreed to be named as nominees and to continue to serve as directors, if elected, and management has no reason to believe that they will be unavailable to serve. If either Mr. Lavan or Mr. LoCascio is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Messrs. Lavan and LoCascio. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.
Required Vote
The Class III directors shall be elected by the affirmative vote of a plurality of the shares of the common stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote and will not be voted for directors.
Nominees for Term Ending upon the 2018 Annual Meeting of Stockholders (Class III)
Kevin C. Lavan, 62, has been a director since January 2000. Since December 2014, Mr. Lavan has been an independent consultant. Between April 2010 and December 2014, Mr. Lavan was a Senior Vice President, Worldwide Controller of IMG, an international and diversified sports, entertainment and media company. From July 2008 to April 2010, Mr. Lavan was Chief Financial Officer of Paradysz Matera Company, Inc., a direct marketing and digital marketing agency. From August 2007 until July 2008, Mr. Lavan was an independent consultant. From November 2004 until August 2007, Mr. Lavan served advertising agencies affiliated with MDC Partners, Inc. in various capacities. Between October 2000 and November 2004, Mr. Lavan served as an independent consultant to marketing services organizations. In addition, between January 2001 and September 2002, Mr. Lavan was President and Chief Operating Officer of NowMarketing, Inc., formerly known as Elbit VFlash, Inc. From March 1999 until October 2000, Mr. Lavan was an Executive Vice President of Wunderman, the direct marketing and customer relationship marketing division of Young & Rubicam Inc. From February 1997 to March 1999, Mr. Lavan was Senior Vice President of Finance at Young & Rubicam. From 1984 to February 1997, Mr. Lavan held various positions at Viacom Inc., including Controller, and Chief Financial Officer for Viacom’s subsidiary, MTV Networks. Mr. Lavan is a Certified Public Accountant. Mr. Lavan received a B.S. from Manhattan College. The Company believes that Mr. Lavan’s financial and business expertise, and his industry knowledge, including his background serving in financial and operational roles at several leading advertising and marketing organizations, qualify and enable him to make a significant and valuable contribution as a director of the Company.
Robert P. LoCascio, 46, has been our Chief Executive Officer and Chairman of our Board of Directors since our inception in November 1995. In addition, Mr. LoCascio was our President from November 1995 until January 2001. Mr. LoCascio founded our Company as Sybarite Interactive Inc., which developed a community-based web software platform known as TOWN. Before founding Sybarite Interactive, through November 1995, Mr. LoCascio was the founder and Chief Executive Officer of Sybarite Media Inc. (known as IKON), a developer of interactive public kiosks that integrated interactive video features with advertising and commerce capabilities. Mr. LoCascio was named a New York City Ernst & Young Entrepreneur of the Year finalist in 2001 and 2008. Mr. LoCascio received a B.B.A. from Loyola College. In addition to his service as the Company’s Chief Executive Officer, the Company believes that Mr. LoCascio’s business and technology industry experience, vision for innovation, and deep institutional knowledge of the Company, qualify and enable him to make a significant and valuable contribution as a director of the Company.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. LAVAN AND LOCASCIO.
Continuing Directors for Term Ending upon the 2016 Annual Meeting of Stockholders (Class I)
William G. Wesemann, 58, has been a director since November 2004. Since October 2002, Mr. Wesemann has been an independent consultant. Between January 2001 and October 2002, Mr. Wesemann was Chief Executive Officer of NextPage, Inc., a provider of document management systems. Between August 2000 and January 2001, Mr. Wesemann was Chief Executive Officer of netLens Inc., which was acquired by NextPage and offered a peer-to-peer platform for creating distributed applications. Between May 1996 and May 2000, Mr. Wesemann was Vice President of Sales of Genesys Telecommunications Laboratories, Inc., a leader in computer-telephony integration. Mr. Wesemann received a B.A. from Glassboro State College (now called Rowan University). The Company believes that Mr. Wesemann’s business expertise and technology industry background, including his experience serving in chief executive and sales leadership roles at successful technology companies, qualify and enable him to make a significant and valuable contribution as a director of the Company.
Continuing Director for Term Ending upon the 2017 Annual Meeting of Stockholders (Class II)
Peter Block, 75, has been a director since July 2010. Since 1997, Mr. Block has been President of Peter Block Inc., a management consulting group, and a partner in Designed Learning, a training company that offers workshops designed by Mr. Block to build organizational development skills. Mr. Block is also a best-selling author of several books about organizational dynamics, community and accountability. Mr. Block is the recipient of the Organization Development Network’s 2008 Lifetime Achievement Award. Among other national awards, he also received the American Society for Training and Development Award for Distinguished Contributions, the Association for Quality and Participation President’s Award, and he was entered into Training Magazine’s HRD Hall of Fame. Mr. Block holds a B.S. degree in Industrial Administration from the University of Kansas and an M.S. degree in Industrial Administration from Yale University. The Company believes that Mr. Block’s expertise in management consulting and organizational development principles qualify and enable him to make a significant and valuable contribution as a director of the Company.
David Vaskevitch, 62, has been a director since April 2011. Mr. Vaskevitch is CEO of Mylo Development LLC, a startup focused on a consumer application for people who take a lot of pictures. In addition, Mr. Vaskevitch has been an independent consultant since September 2009. From March 2011 to August 2011, Mr. Vaskevitch was a member of the senior management team of GETCO, LLC. Previously, Mr. Vaskevitch served as Senior Vice President and Chief Technical Officer of Microsoft Corporation from August 2001 through August 2009, and as Senior Vice President of Business Applications of Microsoft Corporation from March 2000 to August 2001. Mr. Vaskevitch joined Microsoft in 1986 as the company’s first Director of Marketing, and served in a variety of senior leadership positions during his 23-year tenure, including Senior Vice President of Developer, Vice President of Distributed Applications Platform and General Manager of Enterprise Computing. He also founded the Microsoft Consulting Services (MCS) division to assist enterprises in transitioning to client/server computing. Before joining Microsoft, Mr. Vaskevitch was an entrepreneur, software architect, and consultant. Mr. Vaskevitch holds B.S. degrees in Math, Computer Science and Philosophy, and a Master's degree in Computer Science from the University of Toronto. The Company believes that Mr. Vaskevitch’s extensive technical, marketing and business background, and his deep industry knowledge and experience, qualify and enable him to make a significant and valuable contribution as a director of the Company.
Corporate Governance
We are committed to strong corporate governance and have adopted policies and practices in furtherance of such objective. These policies and practices include:

•	All of the members of the Board other than Mr. LoCascio are “independent” under the Nasdaq rules.

•	All members of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent.

•
The Board has adopted a Code of Conduct applicable to all of our employees, including our executive officers, as well as a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Conduct and Code of Ethics can be found at www.liveperson.com/company/ir/corporate-governance.

•
The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which all potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Audit Committee.

•	An annual risk assessment of the Company’s compensation policies conducted by the Board and the Compensation Committee.
Director Independence
The Board has determined that Messrs. Block, Lavan, Vaskevitch and Wesemann are “independent” under the Nasdaq listing requirements and the applicable rules and regulations of the SEC. As part of the Board’s process in making such determination, each such director provided confirmation that (a) the objective criteria for independence pursuant to the Nasdaq rules are satisfied and (b) each such director has no other relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. LoCascio, our Chief Executive Officer and Chairman of the Board, is an employee and therefore not “independent.”
Board Meetings
The Board of Directors held five meetings during the 2014 Fiscal Year. In the 2014 Fiscal Year, each director attended or participated in each of (i) the meetings of the Board of Directors, and (ii) the meetings held by all committees of the Board on which such director served (in each case for meetings held during the period in the 2014 Fiscal Year for which such director served).
Directors who are not members of the Company’s management meet at regularly scheduled executive sessions without members of management present. At least two of these meetings each year include only independent directors. Currently, all non-employee directors are independent.
While the Company has not adopted a formal policy with regard to attendance by members of the Board of Directors at annual stockholder meetings, all members of the Board are invited to attend the Company’s annual meeting of stockholders. At the 2014 Annual Meeting, two of our directors attended.
Board Committees
The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All Board committee members are independent.
The Board committees are composed of the following members:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin C. Lavan (Chair)	Peter Block (Chair)	Peter Block
David Vaskevitch	Kevin C. Lavan	Kevin C. Lavan
William G. Wesemann	David Vaskevitch	David Vaskevitch
	William G. Wesemann	William G. Wesemann (Chair)

Audit Committee
The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The charter of the Audit Committee is available at www.liveperson.com/company/ir/ corporate-governance. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Audit Committee held four meetings during the 2014 Fiscal Year.
The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that Mr. Lavan satisfies the Nasdaq rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is the Audit Committee’s “audit committee financial expert” as defined by the SEC.
Compensation Committee
The Compensation Committee’s primary responsibility is to review and approve the compensation to be paid or provided to the Company’s executive officers and to assure that such compensation is in line with the Company’s strategy, sound corporate governance principles and shareholder interests. The Compensation Committee also oversees the Company’s compensation, equity and employee benefit plans and programs and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The charter of the Compensation Committee is available at www.liveperson.com/company/ir/corporate-governance. The Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee for the Committee’s consideration and approval. Each member of the Compensation Committee is independent, as independence is defined for purposes of Compensation Committee membership by the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b‑3 under the Exchange Act. The Compensation Committee deliberated as needed during regularly scheduled board meetings during the 2014 Fiscal Year, and, in addition, the Compensation Committee held one separate meeting during the 2014 Fiscal Year.
In making its determinations with respect to executive and non-employee director compensation, the Compensation Committee has not independently engaged the services of a compensation consultant; however, the Company from time to time engages the services of a compensation consultant to provide market and peer compensation data to the Company. The Compensation Committee annually reviews this market and peer compensation data, as well as data sourced from Culpepper and Associates and Radford, providers of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry, as well as compensation data made publicly available by peer group companies. The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying individuals qualified to become Board members, recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees, reviewing and making recommendations to the Board with respect to management succession planning, developing and recommending to the Board corporate governance principles, and overseeing evaluation of the Board as needed. The charter of the Nominating and Corporate Governance Committee is available at http://www.liveperson.com/company/ir/corporate-governance. The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under “Director Nomination Process.” Each member of the Nominating and Corporate Governance Committee is independent, as defined under the rules of Nasdaq. The Nominating and Corporate Governance Committee deliberated as needed during regularly scheduled board meetings during the 2014 Fiscal Year.
Director Nomination Process
The processes established by our Nominating and Corporate Governance Committee Charter to identify and evaluate director candidates include requests to Board members and others for recommendations, evaluation of biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board, all on an as needed basis from time to time.
In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Specific weighting is not assigned to the criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Nominating and Corporate Governance Committee has, on certain occasions, retained a third party executive search firm to identify or assist in the evaluation of candidates.
The Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to the identification and recommendation of individuals for membership on the Company’s Board of Directors. However, in carrying out this responsibility, the Nominating and Corporate Governance Committee values differences in professional experience, educational background, viewpoint and other individual qualities and attributes that facilitate and enhance the oversight by the Board of Directors of the business and affairs of the Company.
The Nominating and Corporate Governance Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholders wishing to bring a nomination for a director candidate at a stockholders meeting must give written notice to LivePerson’s Corporate Secretary, pursuant to the procedures set forth under “Communicating with the Board of Directors” and subject to the deadline set forth under “Deadline for Stockholder Proposals.” The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and LivePerson’s Amended and Restated Bylaws. Our current Amended and Restated Bylaws can be accessed at www.liveperson.com/company/ir/corporate-governance.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Corporate Governance Committee will make its initial determination on its own knowledge of the candidate, information provided as part of the candidate’s nomination or any supplemental inquiries to the person recommending the candidate or others. The initial determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.
If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Nominating and Corporate Governance Committee then will evaluate the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the listing standards of Nasdaq and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the member’s skills and experience in areas that are relevant to the Company’s businesses and activities, and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee will determine whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Nominating and Corporate Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee follow the same process and use the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.
Communicating with the Board of Directors
In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, New York 10018, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors. The Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate.
Codes of Conduct and Corporate Governance Documents
The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance as well as various rules promulgated by the SEC and Nasdaq. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.
The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer and executives who are deemed to be Senior Financial Officers of the Company. Both codes of conduct can be accessed at www.liveperson.com/

company/ir/corporate-governance, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers.
Copies may also be obtained at no charge by writing to LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, New York 10018, Attention: Investor Relations. Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of LivePerson’s current Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Whistleblower Policy can also be accessed at http:// www.liveperson.com/company/ir/corporate-governance.
Board Leadership Structure and Role in Risk Oversight
Board Leadership Structure. The Board of Directors has not separated the positions of Chairman of the Board and Chief Executive Officer of the Company. Both positions are held by Mr. LoCascio. The Board does not have a lead director. The Board believes that this structure has historically served the Company well and continues to do so, by facilitating communication between the Board and senior management of the Company as well as Board oversight of the Company’s business and affairs.
Role of the Board in Risk Oversight. The Board of Directors provides oversight of the Company’s management of risk. Senior management has responsibility for the management of risk and reports to the Board as needed with respect to its ongoing enterprise risk management efforts. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to the Company’s financial statements and processes. As discussed in more detail below, the Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to the Company’s compensation policies and practices. The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for the oversight of risk related to the Company’s corporate governance practices. Each committee reports as needed to the full Board with respect to such committee’s particular risk oversight responsibilities.
Risk Assessment of Compensation Policies. The Compensation Committee, with the assistance of management, included a risk assessment in its overall review of the Company’s compensation policies and practices in the 2014 Fiscal Year and concluded that they did not, and do not, motivate imprudent risk taking. As further discussed below in Proposal Three (Advisory Approval of Executive Compensation) as it relates to the Company’s executive officer compensation program, the Compensation Committee noted that:

•	the Company’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards Company goals;

•	the Company does not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value;

•	the Company’s long-term incentives do not drive high-risk investments at the expense of long-term Company value; and

•	the Company’s compensation programs are appropriately balanced between cash and equity, and the equity component does not promote unnecessary risk taking.
Based on this assessment, the Compensation Committee and the Board concluded that the Company has a balanced pay and performance program that is consistent with the Company’s business model and long-term goals, and does not promote excessive risk taking.
OWNERSHIP OF SECURITIES
The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of April 16, 2015, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our common stock;

•	each of our named executive officers identified in the “Summary Compensation Table” included in this Proxy Statement on page 23;

•	each of our directors and director nominees; and

•	each of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of April 16, 2015 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 56,473,395 shares of common stock outstanding at April 16, 2015 (excluding shares held in treasury). Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned.

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Outstanding (%)
5% Stockholders
BlackRock, Inc.(3)	4,699,978	8.3%
Granahan Investments Management, Inc.(4)	3,669,100	6.5%
Clearbridge Investments, LLC.(5)	3,582,814	6.3%
The Vanguard Group.(6)	3,377,075	6.0%
Destrier Capital Management LLC(7)	3,190,958	5.7%
Spencer Waxman (Shannon River) (8)	2,865,000	5.1%

Named Executive Officers and Directors
Robert P. LoCascio(9)	5,566,483	9.7%
Daniel R. Murphy(10)	196,850	*
Eran Vanounou(11)	27,500	*
Alan Banks(12)	20,000	*
Monica Greenberg(13)	282,500	*
Peter Block(14)	111,000	*
Kevin C. Lavan(15)	151,000	*
David Vaskevitch(16)	105,000	*
William G. Wesemann(17)	240,000	*
Directors and Executive Officers as a group (10 persons)(18)	6,700,333	11.5%

*    Less than 1%.

(1)	Unless noted otherwise, the business address of each beneficial owner is c/o LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, New York 10018.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.

(3)	Based solely on our review of the Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc., whose address is 40 East 52nd Street, New York, New York 10022.

(4)	Based solely on our review of the Schedule 13G filed with the SEC on February 12, 2015 by Granahan Investments Management, Inc., whose address is 404 Wyman Street, Waltham, MA 02451.

(5)	Based solely on our review of the Schedule 13G/A filed with the SEC on February 17, 2015 by Clearbridge Investments, LLC, whose address is 620 8th Avenue, New York, New York 10018.

(6)	Based solely on our review of the Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, whose address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Based solely on our review of the Schedule 13G filed with the SEC on January 21, 2015 by Destrier Capital Management LLC, whose address is 489 5th Avenue, New York, New York 10017.

(8)	Based solely on our review of the Schedule 13G filed with the SEC on February 17, 2015 by Shannon River Fund Management LLC, whose address is 850 Third Avenue, 13th Floor, New York, New York 10022.

(9)
Includes 822,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015. Of the total shares held by Mr. LoCascio, 2,000,000 shares are pledged as collateral in connection with a line of credit extended to Mr. LoCascio by UBS.

(10)	Includes 192,500 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(11)	Reflects shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(12)	Reflects shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(13)	Reflects shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(14)	Includes 105,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(15)	Includes 145,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(16)	Reflects shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(17)
Includes 20,000 shares of common stock that are owned of record by a family trust over which Mr. Wesemann has indirect beneficial ownership. Also includes 140,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015.

(18)
Includes 1,890,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 16, 2015 and shares over which the directors and executive officers are indirect beneficial owners. Includes holdings of all directors and executive officers as a group including executive officers not listed above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The members of our Board of Directors, our executive officers and persons who hold more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of the copies of Section 16(a) reports which LivePerson has received from such persons or entities, and the written representations received from the reporting persons that no other reports were required, for transactions in our common stock and their common stock holdings for the 2014 Fiscal Year, LivePerson believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its common stock.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Officers
The executive officers of LivePerson, and their ages and positions as of April 16, 2015, are:

Name	Age	Position(s)
Robert P. LoCascio	46	Chief Executive Officer and Chairman of the Board
Daniel R. Murphy	48	Chief Financial Officer
Eran Vanounou	44	Chief Technology Officer
Monica L. Greenberg	46	Executive Vice President, Business Affairs and General Counsel
Dustin Dean	44	Executive Vice President of Global Sales and Customer Success
Daryl Carlough	44	Senior Vice President, Global and Corporate Controller

Mr. LoCascio’s biography can be found on page 6 of this Proxy Statement, and is included with the biographies of the other members of the Board. Biographies for our other executive officers are listed below.
Daniel R. Murphy has been our Chief Financial Officer since May 2011. From November 2009 until April 2011, Mr. Murphy was Chief Financial Officer of Conductor, Inc., a provider of SEO measurement and optimization technology. From September 2004 until November 2009, Mr. Murphy served as Senior Vice President and Chief Financial Officer of Marketing Technology Solutions Inc., an interactive marketing company. From May 1991 until September 2004, Mr. Murphy served several senior finance and management roles of increasing responsibility at Thomson Financial, a leading global information services company. During his thirteen year tenure at Thomson Financial, Mr. Murphy served as the Chief Financial Officer of three of its business units, including the then $1.6 billion Sales, Marketing and Services Organization. Mr. Murphy received a Bachelor’s degree in business administration from St. Bonaventure University.
Eran Vanounou has been our Chief Technology Officer since February 2014. From February 2012 until February 2014, Mr. Vanounou was a Vice President and the General Manager of Product & Technology at NICE Systems, Ltd. From July 2010 until February2012, Mr. Vanounou served as Senior Director of Mobile & Embedded Technologies at Oracle Corporation. Additionally,from June 2008 to February 2012, Mr. Vanounou was a Senior Director of Mobile and Embedded Technologies at Sun Microsystems, Inc. Mr. Vanounou received a B.A. from the Interdisciplinary Center of Herzliya, Israel.
Monica L. Greenberg has been our Executive Vice President, Business Affairs and General Counsel since February 2014, and our Senior Vice President, Business Affairs and General Counsel from November 2006 to February 2014. From May 2004 until October 2006, Ms. Greenberg was an independent consultant. From April 2000 until April 2004, Ms. Greenberg served as Vice President, General Counsel and Senior Corporate Counsel of Nuance Communications, Inc. Previously, from January 1999 to March 2000, Ms. Greenberg was the principal of a small business. From July 1996 to December 1998, Ms. Greenberg was associated with the law firm of Wilson Sonsini Goodrich & Rosati in Palo Alto, California. From September 1994 to July 1996, Ms. Greenberg was associated with the law firm of Willkie Farr & Gallagher in New York, NY. Ms. Greenberg received a J.D. from Boston University School of Law where she was a member of the Boston University Law Review, and a B.A. from the University of Pennsylvania.
Dustin Dean has served as our Executive Vice President, Global Sales and Customer Success since January 2015. Mr. Dean has served at LivePerson for 10 years in key sales and business leadership roles, most recently serving as Senior Vice President of the Global Strategic Group at LivePerson. Mr. Dean joined the Company in 2005 as a Direct Sales Executive and has held progressively senior leadership roles during his tenure, including Director of Business Development, Director of Global Channels, and General Manager of APAC. Mr. Dean received a B.S. in Marketing from Michigan State University.
Daryl J. Carlough has served as our Senior Vice President, Global & Corporate Controller since September 2013. Prior to joining LivePerson he was GAIN Capital’s Holdings, Inc. Interim Chief Financial Officer and Treasurer from November 2011 to September 2013. In addition, Mr. Carlough had served as the Chief Accounting Officer and Corporate Controller from December 2009 of GAIN Capital Holdings, Inc. From August 2006 to December 2009, Mr. Carlough served as Director of Finance at L-1 Identity Solutions, Inc. From April 2005 to August 2006, Mr. Carlough served as Assistant Corporate Controller at Viisage Technology, which merged into L-1 Identity Solutions, Inc. in August 2006. Prior to that, Mr. Carlough served at The Macgregor Group as Corporate Controller, from July 2001 to April 2005, which was acquired by Investment Technology Group. In his prior positions, Mr. Carlough specialized in domestic and international matters for mergers and acquisitions, tax matters, SEC reporting, treasury, human resources, internal controls and accounting. Mr. Carlough started his career at Ernst & Young LLP. He is a Certified

Public Accountant and a Chartered Global Management Accountant, and he received an MBA and MS in Accounting from Northeastern University, as well as a BS in Business Administration in Finance from Stonehill College.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the compensation program as it relates to our Named Executive Officers identified in the Summary Compensation Table. In this section, we first discuss our governance practices and executive compensation program objectives and strategies. Next, we review the process the Compensation Committee follows in deciding how to compensate our Named Executive Officers. We then present an overview of the compensation structure and specific pay elements of our executive compensation program, as well as a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our Named Executive Officers for the 2014 Fiscal Year.
The Compensation Committee structures our executive compensation program in a manner that it believes does not promote inappropriate risk taking by our executives, but rather encourages management to take a balanced approach, focused on achieving our corporate goals. A more complete discussion regarding the Compensation Committee’s risk assessment process can be found in the section of this Proxy Statement titled “Risk Assessment of Compensation Policies.”
The Compensation Committee believes our executive compensation programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. As has been the case in the past, the Compensation Committee will consider any stockholder concerns and feedback on its executive compensation programs that it receives. Also, in determining executive compensation for the 2014 Fiscal Year, the Compensation Committee considered the overwhelming stockholder support that the “Say-on-Pay” proposal received at our 2014 annual meeting of stockholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation. Further, consistent with the results of our stockholder vote regarding the frequency of future advisory votes on executive compensation at our 2011 annual meeting of stockholders, the Company will hold an advisory vote on the compensation of Named Executive Officers every year until the next required vote on the frequency of advisory votes on the compensation of Named Executive Officers.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
Compensation Governance

•	Perquisites. We do not provide special benefits, perquisites or supplemental retirement plans to our Named Executive Officers.

•	Tax Gross-Ups. We do not provide any tax gross-ups to our Named Executive Officers.

•	Independence. Our Compensation Committee is comprised solely of independent directors.

•
Periodic Review. The Compensation Committee reviews our compensation practices and program to ensure that our Named Executive Officers are compensated in a manner consistent with our business strategy, competitive market practice, sound corporate governance principles and stockholder interests.

•
Risk Analysis. Our executive compensation program is structured to avoid inappropriate risk taking by our Named Executive Officers by having the appropriate pay philosophy tied to reasonable business objectives. The Compensation Committee has concluded that the Company’s executive compensation program are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on our Company.

•
Hedging. Our Insider Trading Policy prohibits hedging of Company stock or the use of Company stock and any other transactions which could reasonably cause our officers to have interests adverse to our stockholders.

Compensation Objectives and Strategy
The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, to align incentives with the Company’s fiscal performance, and to reward officers’ individual performance against objectives important to achieving the Company’s strategic and operational goals, and the creation of long term value for stockholders. The primary objectives of the program are to:

•	align incentives, including bonus targets, performance metrics and equity, with Company fiscal performance as well as achievement of strategic objectives that create stockholder value;

•	retain and encourage high potential team players to build a career at the Company;

•	provide incentives that are cost-efficient, competitive with other organizations and fair to employees and stockholders; and

•	design a balanced approach to compensation that properly aligns incentives with Company performance and stockholder value and does not promote inappropriate risk taking.
Working with management, the Compensation Committee has developed a compensation, bonus and benefits strategy designed to reward performance and reinforce a culture that the Compensation Committee believes will promote long-term success.
The compensation program rewards team accomplishments and promotes individual accountability. Compensation depends primarily on Company results, with additional measures for individual performance against defined objectives tied to the Company’s strategic goals. The goal of the program is to maintain a strong relationship between individual efforts, Company results and financial rewards.
A portion of total compensation is placed at risk through annual and long-term incentives. The combination of incentives is designed to balance annual operating objectives and Company earnings’ performance with longer-term stockholder value creation.
We seek to provide competitive compensation that is commensurate with performance. We target compensation within an appropriate range above and below the market median, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.
We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenure, seasoned managers. The vesting schedules attached to option awards (generally 25% per year over four years, time-based vesting) reinforce this long-term orientation.
We utilize a well-proportioned mix of security-oriented compensation, retention benefits and at-risk compensation which produces both short-term and long-term performance incentives and rewards. By following this approach, we provide each of our Named Executive Officers a measure of security in the base compensation that the individual is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company, as well as incentives for executive retention. The mix of metrics used for the annual bonus plan and the Stock Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. Maintaining this pay mix results, fundamentally, in a pay-for-performance orientation for our executives.
Process for Determining Executive Compensation
The Compensation Committee provides overall guidance for our executive compensation policies. The Compensation Committee reviews executive compensation and market and peer compensation data annually, in conjunction with annual operational and financial planning for the current fiscal year, and also periodically as needed for specific executive compensation issues that may arise at other times.
The Compensation Committee makes final determinations regarding compensation for the Chief Executive Officer and our executive officers in its sole discretion. Our Chief Executive Officer and head of human resources assist the Compensation Committee by presenting market and peer compensation data, proposals and recommendations to the Compensation Committee, information on Company and individual performance of the Named Executive Officers and management’s perspective and recommendations on compensation matters (except that the Chief Executive Officer recuses himself from that portion of the Compensation Committee meetings involving his own compensation).
The head of human resources also works with our Chief Executive Officer to assist the Compensation Committee and play a role administering our compensation program for other executives. In particular, our Chief Executive Officer and the head of human resources together determine the base compensation and target bonus levels to recommend to our Compensation Committee for all of our other executive officers. Our Chief Executive Officer and the head of human resources also recommend to our Compensation Committee the annual bonus payout for our executive officers, based upon overall Company performance as well as individual performance against defined objectives aligned to the strategic goals of the Company.

Use of Outside Advisors and Market Data
In making its determinations with respect to executive compensation, the Compensation Committee has the authority to retain the services of a third party compensation consultant, and has done so from time to time to evaluate and assist in the process of determining an appropriate compensation structure.
The Company periodically engages an outside compensation consultant to provide market and peer compensation data and other insight. Our Chief Executive Officer and head of human resources provide this data and other insight from time to time to the Committee for its consideration, along with compensation data provided by a third party service, Exequity and Radford, providers of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry, focused primarily on small and mid-sized technology companies, which are the most comparable peer group for the Company. The compensation data provided by Exequity and Radford is aggregated across companies based on size and geographic region and provides general information about compensation levels of similarly sized companies in the geographic areas where our employees are located. The Committee also reviews executive compensation elements for a select group of publicly traded “software as a service” companies compiled by our Chief Executive Officer and head of human resources from proxy statements and other public reports filed by these companies. The companies within this group reviewed by the Compensation Committee in the past year were Concur Technologies, Inc., Constant Contact, Inc., LinkedIn Corporation, NetSuite Inc., Salesforce.com, Inc., The Ultimate Software Group, Inc., Vocus, Inc. and Workday, Inc.
Pay Levels
Pay levels for each of our Named Executive Officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for our Name Executive Officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.
After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee reviews and approves target total compensation opportunities for executives based on the need to attract, motivate and retain an experienced and effective management team.
Relative to the competitive market data, the Compensation Committee generally intends that the salary and target annual incentive opportunity for each executive will be within a reasonable range of the median of the competitive market.
As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.
Compensation Structure
Pay Elements - Overview
The Company utilizes four main components of compensation:

•	Base Salary - fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.

•
Annual Incentive - variable pay that is designed to reward attainment of annual business goals. Executives qualify for an annual cash incentive payment based on a combination of Company performance as well as individual performance against defined objectives tied to the Company’s strategic and fiscal objectives. In the case of executives whose primary objective is revenue generation, incentive compensation may take the form of commissions tied to revenue as well as other Company and individual performance metrics.

•
Long-Term Incentives - the Company’s equity based incentive plan allows for awards that may include stock options, stock appreciation rights, restricted stock, performance shares and other stock based awards, including restricted stock units and deferred stock units. To date, the Company has used only stock options for long-term incentive awards. Such awards are typically granted upon initial hire, and also from time to time during an employee’s continued tenure.

•
Benefits and Perquisites - the Company offers certain benefits, including medical, dental and life insurance benefits and retirement savings that it considers to be consistent with industry practices and important for competitive recruitment and retention. The Company does not offer special benefits such as supplemental executive retirement plans, perquisites, tax gross-ups or tax equalization.

Pay Elements - Details

1.	Base Salary
The Compensation Committee annually reviews officer salaries and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions and competitive practices. Salary adjustments are generally approved during the first quarter of the calendar year and implemented during the second quarter.
In 2014, the level of salary increase for our executive officers ranged from 0% to 17% based on individual performance, market and peer compensation data and level of responsibility. The Compensation committee increased the base salaries of certain of our named Executive Officers as follows: Mr. LoCascio — increase of $15,000 or 3% as a market adjustment, resulting in a base salary of $515,000; Mr. Murphy — increase of $50,000 or 14% as a market adjustment, resulting in a base salary of $400,000; Ms. Greenberg — increase of $48,600 or 17% as a market adjustment, resulting in a base salary of $334,600; and Mr. Banks— increase of $25,000 or 7% as a market adjustment, resulting in a base salary of $403,600, in addition Mr. Banks was eligible to receive as part of his base compensation, commission pursuant to the Company's broad based commission plan. Mr. Vanounou did not receive a salary increase in 2014.

2.	Annual Incentive Compensation
Our Named Executive Officers, except for Mr. Banks, are eligible for annual incentive compensation under a bonus plan for each year. The plan is designed to provide awards to such individuals as an incentive to contribute to both revenue growth and profitability on a team basis and as an incentive to meet individual objectives that relate to overall Company goals.
Bonuses are based on the Company’s overall financial performance and are contingent upon the attainment by the Company of certain performance targets established by the Compensation Committee, which may include from time to time:

•	earnings per share;

•	gross or net revenues;

•	revenue per employee;

•	earnings before interest, taxes plus amortization and depreciation (EBITDA);

•	EBITDA per share;

•	attainment of strategic and/or product innovation objectives; or

•	such other goals established by the Committee.
The Compensation Committee retains discretion to adjust the bonus amount paid to any employee or executive up or down, regardless of that person’s target bonus or specific corporate performance metrics. There are no maximum payouts, and generally no minimum thresholds for individuals, although certain Named Executive Officers’ bonus payouts are subject to minimum threshold amounts as further described below. Bonuses are typically paid in cash after the end of the performance period in which they are earned.
We have set forth below certain of the metrics and discretion applied in calculating the 2014 bonus payments for our Named Executive Officers, except for Mr. Banks who was not eligible to participate in the plan.
During its annual review of compensation in 2014, the Compensation Committee set the 2014 bonus target amounts for each executive, an EBITDA target of $24.7 million, and various other goals associated with the Company’s strategic objectives and individual objectives set forth below.
With respect to actual bonus payments for 2014, the Committee, in consultation with the Company’s Chief Executive Officer, evaluated the Company’s EBITDA performance of $22.7 million against the Company's 2014 EBITDA target of $24.7 million, as well as the Company's achievement of various other strategic objectives and, in its discretion, determined to set the total bonus pool funding at 100%, inclusive of payroll taxes associated with bonus payments to be made. The actual percentage payout for each executive was further determined by the Committee’s subjective assessment of each individual’s performance and achievement of such individual’s strategic objectives, and in certain cases, payments were rounded to the nearest whole number resulting in a payout of up to 108% for each executive. The actual bonus payments made for 2014 Fiscal Year performance for each executive were determined as follows:
Chief Executive Officer. During its annual review of compensation in 2014, the Compensation Committee set the bonus target amount for Mr. LoCascio at $450,000. Based on the Committee’s overall decision with respect to the maximum payout achievable as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic goals related to finance and operational infrastructure, investor relations and tax planning, the Compensation Committee approved a 2014 payout of 106% of the bonus target amount, or $475,000 for this executive.
Chief Financial Officer. During its annual review of compensation in 2014, the Compensation Committee set the bonus target amount for Mr. Murphy at $200,000. Based on the Committee’s overall decision with respect to the maximum payout as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic goals related to finance and operational infrastructure, investor relations and tax planning, the Compensation Committee approved a 2014 payout of 105% of the bonus target amount, or $210,000 for this executive.
Chief Technology Officer. During its annual review of compensation in 2014, the Compensation Committee set the bonus target amount for Mr. Vanounou at $130,000. Based on the Committee’s overall decision with respect to the maximum payout achievable as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic and operational goals related to introduction of new products, enhancement and scalability of existing technology infrastructure, and ongoing technology talent recruitment, the Compensation Committee approved a 2014 payout of 103% of the bonus target amount, or $133,676 for this executive.
Executive Vice President, Business Affairs and General Counsel. During its annual review of compensation in 2014, the Compensation Committee set the bonus target amount for Ms. Greenberg at $120,000. Based on the Committee’s overall decision with respect to the maximum payout as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic goals related to business support, operational efficiency, introduction of new products, and intellectual property matters, the Compensation Committee approved a 2014 payout of 104% of the bonus target amount, or $125,000 for this executive.

3.	Long-term Incentives - Equity-Based Awards
The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of our Named Executive Officers and our stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. The Compensation Committee may grant equity incentives under the Company’s 2009 Stock Incentive Plan in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards, including, without limitation, restricted stock units (RSUs) and deferred stock units. The exercise price for stock options is the grant date closing market price per share. Historically, the Compensation Committee has granted stock options that provide for time-based vesting in four equal annual installments beginning on the first anniversary of the grant date.
The Company typically grants options upon hire for new employees and, for existing employees, including officers we typically grant options from time to time during the time they are employed by the Company, generally once per year or less frequently. Option grants for existing employees are reviewed annually and this has typically occurred during the first half of the calendar year or toward the middle of the year.
The Compensation Committee has not granted stock based awards other than stock options in the past. The Compensation Committee will evaluate the mix of stock options, restricted stock and other stock based awards in the future to provide emphasis on preserving stockholder value generated in recent years while providing incentives for continued growth in stockholder value.
Each year, the Compensation Committee approves a total pool of equity awards available to grant in the year, after considering the following factors, in its discretion: potential dilution impact of the equity grants; stock-compensation expense related to the equity grants; and the equity grant history and total outstanding equity amounts of similarly situated companies, to the extent available. The Compensation Committee considers similarly situated companies to be those with similar market capitalization, revenue levels, and similar industry presence and product offerings such as the “software as a service” peer companies discussed above.
Following the determination by the Compensation Committee of the size of the total pool of equity available for grant in a given year, the Chief Executive Officer and the head of human resources make recommendations to the Compensation Committee concerning the allocation of the available pool of equity among specific employees and executive officers, after considering the following factors, in their discretion: existing equity holdings, including vesting status, strike price and quantity; responsibility level of employee; compensation (salary and incentive) structure of the employee; and the desire to allocate equity to those individuals who, by their retention, are expected to drive long term value for the Company.
The Compensation Committee reviews and approves the allocation of individual grants from the approved pool with heavy reliance on the recommendations of management based on these factors, and then may grant approval or make adjustments in its discretion based on the factors enumerated above, along with more generalized or subjective factors such as employment market conditions and employee retention goals, market norms, and general climate for stockholder relations and expectations, dilution and other factors that the Committee may deem appropriate.
In 2014, the stock option grants to our executive officers ranged from 35,000 to 110,000 shares based on individual and Company performance, then-current stock option holdings, market conditions and level of responsibility. In performing its review of our Chief Executive Officer’s equity compensation, the Compensation Committee considered market data, data regarding equity compensation practices for chief executive officers of comparable companies, and the total amount, vesting status and the strike prices of historic equity grants received by this executive. The Committee also considered the significant roles Mr. LoCascio, Mr. Murphy, Mr. Banks and Ms. Greenberg play in driving the Company’s performance and setting its strategic priorities, as well as their overall level of performance. Based on all of these factors, the Committee determined that it was in the best interest of the Company and its stockholders to award each of Mr. LoCascio, Mr. Murphy and Mr. Banks with a stock option grant of 100,000 shares and Ms. Greenberg with a stock option grant of 35,000 shares. Mr. Vanounou received a stock option grant of 110,000 shares based on his employee agreement with the Company.

4.	Other Benefits and Perquisites
We do not offer special perquisites to our Named Executive Officers. The Company’s executive compensation program includes standard benefits that are also offered to all employees. These benefits include 401(k) plan accounts, Company-paid medical benefits and life insurance coverage. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. The Company currently matches employee contributions to 401(k) plan accounts up to a maximum matching contribution of $6,000.
Pay Elements - Evaluation of Individual Performance
In addition to the description of the Compensation Committee’s evaluation provided above, the Compensation Committee also structures and implements specific forms of compensation for the Named Executive Officers to reflect each Named Executive Officer’s individual performance and contribution to the Company. Below are certain of the objectives that each Named Executive Officer’s performance is measured against:
Chief Executive Officer. For 2014, the salary of Mr. LoCascio was reviewed by the Compensation Committee. Adjustments were made based on peer group data, historical salary level, the Company’s performance in the previous year as compared to the financial plan and strategic achievements. Mr. LoCascio’s annual incentive compensation is determined based on peer group data as well as the Company’s performance against objectives, in particular related to performance against EBITDA target and Company strategic achievements accomplished. Strategic achievements include long term objectives related to product and business strategy. Each of these components contributes to the determination of the bonus amount, which can then be adjusted up or down by the Compensation Committee in its discretion. Mr. LoCascio’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants), existing common stock holdings, strategic achievements and the Company’s performance in the previous year as compared to the financial plan. The actual amount of incentive equity granted is determined by the Compensation Committee in its discretion.
Chief Financial Officer. For 2014, the salary of Mr. Murphy was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and Senior Vice President of Human Resources and based on peer group data. Mr. Murphy’s annual incentive compensation is calculated based on the Company’s achievement of fiscal objectives as well as Mr. Murphy’s achievement of individual objectives tied to the Company’s goals such as global financial infrastructure and strategic planning and investor relations. Mr. Murphy’s incentive equity is determined based on peer group data. The actual amount of incentive equity granted is recommended by the Chief Executive Officer and the Senior Vice President of Human Resources in their discretion, and approved by the Compensation Committee in its discretion.
Chief Technology Officer. For 2014, the salary of Mr. Vanounou was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and our Senior Vice President of Human Resources, and based on peer group data as well as the officer’s historical salary levels and individual performance. Mr. Vanounou’s annual incentive compensation is calculated based on the Company’s achievement of fiscal objectives as well as Mr. Vanounou’s achievement of individual objectives tied to the Company’s goals related to product strategy, technology and hosting infrastructure. Mr. Vanounou’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants) and individual and Company performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general discretion of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer and the Senior Vice President of Human Resources in their discretion, and approved by the Compensation Committee in its discretion.
Executive Vice President, Business Affairs and General Counsel. For 2014, the salary of Ms. Greenberg was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and our Senior Vice President of Human Resources based on peer group data as well as the officer’s historical salary levels and individual performance. Ms. Greenberg’s annual incentive compensation is calculated based on the Company’s achievement of fiscal objectives as well as Mr. Greenberg’s achievement of individual objectives tied to the Company’s goals. Ms. Greenberg’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants) and individual and Company performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general discretion of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer and the Senior Vice President of Human Resources in their discretion, and approved by the Compensation Committee in its discretion.
Executive Vice President, Global Sales. For 2014, the salary of Mr. Banks was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and our Senior Vice President of Human Resources, and based on peer group data as well as the officer’s historical salary levels. Mr. Banks’s annual incentive compensation was calculated based on the Company’s achievement of fiscal objectives as well as Mr. Banks’s achievement of individual objectives tied to the Company’s goals related to global infrastructure and planning. Mr. Banks’s incentive equity is determined based on peer group data. The actual amount of incentive equity granted is recommended by the Chief Executive Officer and the Senior Vice President of Human Resources in their discretion, and approved by the Compensation Committee in its discretion.
Stock Ownership Guidelines
Currently, we do not have specific share retention or ownership guidelines for our executives. However, we encourage our executives to hold an equity interest in our Company. Each of our executive officers retains substantial equity value in our Company in the form of common stock, and/or vested and unvested stock options.
Post-Termination Compensation and Benefits
Certain employment agreements with our executive officers provide for severance payments and benefits upon an involuntary termination of employment, or resignation for “good reason” (as defined in the agreement). In addition, certain executives are entitled to partial vesting acceleration in the event they are involuntary terminated or resign for good reason in connection with a change in control. The Compensation Committee believes the terms of these agreements are fair and reasonable and are in the best interests of the Company and our stockholders. Additional details regarding the employment agreements with our executives, including a description of the severance payments and benefits payable to our executive as well as estimates of amounts payable upon termination of employment, are disclosed in the section titled “Employment Agreements for our Named Executive Officers” and “Potential Payments Upon Termination or Change-in-Control” contained in this proxy statement.
Prohibition Against Certain Equity Transactions
Our Insider Trading Policy prohibits our officers from engaging in “short” sales or other transactions involving LivePerson-based derivative securities which could reasonably cause our officers to have interests adverse to our stockholders. “Short” sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our officers from entering into “short” sales because such transactions signal to the market that the officer has no confidence in us or our short-term prospects and may reduce the officer’s incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales. Our officers are also prohibited from trading in LivePerson-based put and call option contracts, transacting in straddles and similar transactions. These transactions would allow someone to continue to own the covered securities, but without the full risks and rewards of ownership. If an officer were to enter into such a transaction, the officer would no longer have the same objectives as our other stockholders.
Compensation Recovery Policy
We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our Named Executive Officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.
Compensation Committee Discretion
The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishments and/or consummation of acquisitions, divestitures, capital improvements to existing properties, or other management objectives.
Tax and Accounting Considerations
In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to its executives. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, our Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury Department regulations that restrict deductibility for federal income tax purposes of executive compensation paid to our chief executive officer and each of our three other most-highly-compensated executive officers holding office at the end of any year, other than our Chief Financial Officer, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). However, the Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that does not qualify as performance-based compensation under Section 162(m) and, accordingly, has granted such compensation which may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses and stock options.
In addition to Section 162(m), Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. We have not agreed to pay any Named Executive Officer a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A.
The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.
Conclusion
The ultimate level and mix of compensation is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:
Peter Block (Chair)
Kevin C. Lavan
David Vaskevitch
William G. Wesemann
The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table
The following table sets forth the compensation earned for all services rendered to us in all capacities in each of the last three fiscal years, by the following executive officers of the Company, whom we refer to as our Named Executive Officers.
Following the table is a discussion of material factors related to the information disclosed in the table.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Robert P. LoCascio Chief Executive Officer	2014	511,538	477,750	475,000	6,430(3)	1,470,718
	2013	500,271	332,360	412,500	6,887	1,252,019
	2012	500,189	855,030	268,200	6,907	1,630,326

Daniel R. Murphy Chief Financial Officer	2014	387,785	477,750	210,000	25,293(3)	1,100,828
	2013	350,265	332,360	175,000	26,474	884,099
	2012	337,689	855,030	113,800	26,238	1,332,757

Eran Vanounou(4) (5) Chief Technology Officer	2014	312,318	694,122	130,000	57,366(6)	1,193,806

Monica L. Greenberg Executive Vice President, Business Affairs and General Counsel	2014	322,705	167,213	125,000	12,396(3)	627,314
	2013	286,222	118,700	110,000	12,797	527,720
	2012	283,689	213,758	71,500	12,753	581,700

Alan Banks(7)Executive Vice President, Global Sales	2014	644,123	477,750	—	16,476(3)	1,138,349

(1)
Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, and in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officers and there is no assurance that these grant date fair values will ever be realized by the Named Executive Officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to Note 1 of LivePerson’s consolidated financial statements contained in our Annual Report on Form 10-K for the 2014 Fiscal Year, as filed with the SEC.

(2)
The performance-based, annual cash incentive bonuses earned in 2014 and paid in 2015 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2014, those earned in 2013 and paid in 2014 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2013 and those earned in 2012 and paid in 2013 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2012.

(3)
Amount includes: (i) $32 for premiums for term life insurance paid by us on behalf of Mr. LoCascio, Mr. Murphy, and Ms. Greenberg, (ii) $6,000 for matching contributions to 401(k) plans paid by us on behalf of Mr. Murphy, and Ms. Greenberg and (iii) $6,398, $19,261, and $6,364 for Mr. LoCascio, Mr. Murphy, and Ms. Greenberg respectively, for health, dental, vision and disability insurance.

(4)
Payments to Mr. Vanounou were made in Israeli New Shekels, or NIS. For the 2014 Fiscal Year, an average exchange rate of approximately U.S. $1.00/NIS 3.58 was used to calculate amounts for Mr. Vanounou with respect to amounts under “Salary” and “All Other Compensation.”

(5)
Payments to Mr. Vanounou were made in Israeli New Shekels, or NIS. An exchange rate of U.S. $1.00/NIS 3.89 was used to calculate amounts for Mr. Vanounou with respect to amounts under “Non-Equity Incentive Plan Compensation” as per the employee agreement.

(6)
Amount includes: (i) $15,614 for employer contributions to Mr. Vanounou’s executive insurance fund, (ii) $5,761 for employer contributions to Mr. Vanounou’s education fund, (iii) $1,561 for employer contribution to Mr. Vanounou’s disability insurance, (iv) $8,415 for employer contribution to the Israeli National Insurance Fund and (vi) $26,013 for statutory contributions to Mr. Vanounou’s severance fund.

(7)
Payments to Mr. Banks were made in Pounds Sterling, or GBP. For the 2014 Fiscal Year, an average exchange rate of approximately GBP 1.647 was used to calculate amounts for Mr. Banks with respect to amounts under “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation.”

Employment Agreements for our Named Executive Officers
Robert P. LoCascio, our Chief Executive Officer, is employed pursuant to an employment agreement entered into as of January 1, 1999. After its initial term, which expired on December 31, 2001, our agreement with Mr. LoCascio extended automatically for one-year terms beginning on each of January 1 in 2002 and 2003. Beginning in 2004, Mr. LoCascio’s employment with us has been at will, but is otherwise subject to the terms of the employment agreement, unless we agree with Mr. LoCascio in writing to alter the terms. Upon annual review in April 2015, Mr. LoCascio’s annual base salary was adjusted to $540,000 and target incentive compensation for 2015 was adjusted to $475,000. The employment agreement we entered into with Mr. LoCascio provides for certain payments upon Mr. LoCascio’s termination. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of those termination payments.
Daniel R. Murphy, our Chief Financial Officer, is party to an employment agreement with us, dated as of March 27, 2011, that covers the terms and conditions of Mr. Murphy’s employment. Upon annual review in April 2015, Mr. Murphy’s annual base salary was adjusted to $420,000 and target incentive compensation for 2015 was adjusted to $210,000. The employment agreement we entered into with Mr. Murphy provides for certain payments upon Mr. Murphy’s termination. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of those termination payments.
Eran Vanounou, our Chief Technology Officer, was party to an employment agreement with us, dated as of November 7, 2013, that covers the terms and conditions of Mr. Vanounou’s employment. Pursuant to the agreement, Mr. Vanounou was entitled to receive an annual base salary of 1,248,000 NIS and an annual target bonus of $130,000. The employment agreement we entered into with Mr. Vanounou provides for us to establish and pay a certain percentage of Mr. Vanounou’s salary to an executive insurance fund which would cover payments made towards severance and disability and a certain percentage to an education fund which will be transferred to Mr. Vanounou upon his termination of employment. In addition, Mr. Vanounou’s employment agreement requires Mr. Vanounou to provide at least 120 days prior notice for a voluntary termination and if requested by us, Mr. Vanounou will provide transition services. If Mr. Vanounou’s full-time employment with us continues during the 120 month period following his notice of voluntary termination, at the option of the Company, he would be entitled to receive 120 days’ of his current base salary. If Mr. Vanounou is terminated by us without “cause”, he will be entitled to 120 days notice, or at the option of the Company a lump sum severance payment equal to 120 days of his then current base salary. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of this termination payment.
Monica Greenberg, our Executive Vice President, Business Affairs and General Counsel, is party to an employment agreement with us, dated as of October 25, 2006, that covers the terms and conditions of Ms. Greenberg’s employment. Upon annual review in April 2015, Ms. Greenberg’s annual salary was adjusted to $352,000 and her target incentive compensation for 2015 was set at $125,000. The employment agreement we entered into with Ms. Greenberg provides for certain payments upon Ms. Greenberg’s termination. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of those termination payments.
Alan Banks, our Executive Vice President, Global Sales, was party to an employment agreement with us, dated as of May 30, 2013, that covers the terms and conditions of Mr. Banks’s employment. Mr. Banks resigned from the Company effective January 23, 2015.
Potential Payments Upon Termination or Change-in-Control
The following table and footnotes describe and quantify the additional compensation that would have become payable to certain of our executives in connection with an involuntary termination of their employment or a change in control of LivePerson on December 31, 2014 pursuant to the employment agreements entered into with our Named Executive Officers. Where applicable, the amounts payable assume a $14.1 fair value of our common stock (the closing price of our common stock on December 31, 2014).

Named Executive Officer	Reason for Payment	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)
Robert P. LoCascio	Termination without cause or for good reason (regardless of whether a change of control occurred)	965,000(1)	—	—
Daniel R. Murphy	Termination without cause or for good reason, not following a change of control	200,000(2)	—	—
	Termination without cause or for good reason, following a change in control	200,000(3)	560,650(4)	—
Eran Vanounou(5)	Termination without cause or constructively terminated (regardless of whether a change of control occurred)	115,500(6)	—	—
Monica L. Greenberg	Termination without cause or constructively terminated, not following a change of control	167,300(7)	246,003(8)	2,655(9)
	Termination without cause or constructively terminated, following a change in control	250,950(10)	246,003(8)	2,655(9)

(1)
Represents Mr. LoCascio’s annual base salary as of December 31, 2014 and his 2014 Fiscal Year target bonus. If Mr. LoCascio is terminated by us without “cause” or Mr. LoCascio terminates his employment for “good reason,” we must pay him an amount equal to 12 months of his then current base salary and the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred. These amounts are payable in three equal monthly installments beginning 30 days after his termination. “Cause” means (i) an act or acts of dishonesty, moral turpitude or intentional felonious behavior which are materially detrimental to the Company, (ii) failure by Mr. LoCascio to obey the reasonable and lawful orders of our Board of Directors, (iii) gross negligence by Mr. LoCascio in the performance of, or willful disregard by Mr. LoCascio of his obligations under the agreement, or (iv) a conviction of Mr. LoCascio (including entry of a guilty or nolo contendere plea) of a crime involving fraud, dishonesty or moral turpitude or a felony. The term “good reason” under Mr. LoCascio’s employment agreement means (i) if Mr. LoCascio has suffered a material change or diminution in duties and responsibilities, (ii) if our Board of Directors reduces the base salary or bonus to which Mr. LoCascio is entitled under the agreement, (iii) if we consummate a sale of all or substantially all of our assets to a third party and the third party does not assume the obligations of the Company under the agreement or (iv) if Mr. LoCascio is relocated to a location outside the New York Metropolitan area. Pursuant to the agreement, for a period of one year from the date of termination of Mr. LoCascio’s employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.

(2)
Represents Mr. Murphy’s base salary as of December 31, 2014 for 6 months. If Mr. Murphy is terminated by us without “cause” or Mr. Murphy terminates his employment for “good reason,” then subject to executing a release of claims, he is entitled to receive his then-current base salary for a period of 6 months following such termination. The term “cause” in Mr. Murphy’s employment agreement means a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) he materially failed to perform his specified or fundamental duties to us or any of our subsidiaries, (ii) he was convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) he engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of his duties and responsibility to us or any our subsidiaries, (iv) he failed to substantially comply with the rules and policies of the Company or any of our subsidiaries governing employee conduct or with the lawful directives of the Board of Directors, or (v) he breached any non-disclosure, non-solicitation or other restrictive covenant obligation to us or any of our subsidiaries. If in our reasonable discretion, we determine that an event or incident described in to clause (i) or (iv) above is curable, then in order to terminate Mr. Murphy’s employment for cause pursuant to clause (i) or (iv) above, we will (a) provide Mr. Murphy with written notice of the event or incident that we consider to be “cause” within 30 calendar days following its occurrence, (b) provide Mr. Murphy with a period of at least 15 calendar days to cure the event or incident, and (c) if the cause persists following the cure period, terminate Mr. Murphy’s employment by written termination letter any time within 60 calendar days following the date that notice to cure was delivered to

Mr. Murphy. The term “good reason” under Mr. Murphy’s employment agreement means one of more of the following conditions arising without his consent and subject to certain notice and cure periods: (a) a material reduction in his base salary, other than as part of an across-the-board reduction applicable to other similarly situated employees; (b) a material diminution in role, responsibilities and title; or (iii) a relocation of our principal office to a location more than 50 miles from our location on such date (or from such other location to which he has consented after the date of the agreement).

(3)
Represents Mr. Murphy’s base salary as of December 31, 2014 for 6 months. If there is a change of control of the Company and Mr. Murphy is terminated by us without “cause” or Mr. Murphy terminates his employment for “good reason,” in each case within 12 months following the change of control, then subject to executing a release of claims, he is entitled to receive the following severance: (i) his then-current base salary for a period of 6 months following such termination and (ii) his outstanding options and/or other equity awards that are scheduled to vest in the 24-month period following his termination will accelerate and become exercisable upon such termination and will remain exercisable for up to 90 days following his termination.

(4)
Represents the closing price of our common stock on December 31, 2014 less the exercise price for the options held by Mr. Murphy, multiplied by the number of shares underlying the options that would otherwise vest over the following 24 months.

(5)	Payments to Mr. Vanounou are made in Israeli New Shekels, or NIS. For this disclosure, an average exchange rate of approximately U.S. $1.00/NIS 3.58 was used to calculate amounts for Mr. Vanounou.

(6)
Represents Mr. Vanounou’s base salary as of December 31, 2014 for 120 days. If Mr. Vanounou is terminated by us without “cause”, then subject to executing a release of claims, he will be entitled to 120 days’ notice, or at the option of the Company a lump sum severance payment equal to 120 days of his then current base salary. The term “cause” in Mr. Vanounou’s employment agreement has substantially the same definition as provided above for Mr. Murphy.

(7)
Represents Ms. Greenberg’s base salary as of December 31, 2014 for 6 months. If Ms. Greenberg is terminated by us without “cause,” or Ms. Greenberg is “constructively terminated,” then subject to executing a release of claims, she is entitled to receive the following severance: (i) a lump sum severance payment equal to 6 months of her then current base salary, (ii) all of her outstanding options will accelerate and become exercisable upon such termination and will remain exercisable for up to 12 months following her termination, and (iii) up to 6 months of premium payments for health insurance coverage under COBRA. The term “cause” in Ms. Greenberg’s employment agreement has substantially the same definition as provided above for Mr. Murphy. The term “constructively terminated” under her employment agreement means one of more of the following conditions arising without her consent and subject to certain notice and cure periods: (a) a relocation of our primary offices outside a radius that is 40 miles from our current offices; or (b) a material diminution of her job responsibilities or level of authority or base salary.

(8)
Represents the closing price of our common stock on December 31, 2014 less the exercise price for the options held by Ms. Greenberg, multiplied by the total number of unvested shares underlying the options.

(9)	Represents up to 6 months of premium payments for health insurance coverage under COBRA.

(10)
Represents Ms. Greenberg’s base salary as of December 31, 2014 for 9 months. If there is a change of control of the Company and Ms. Greenberg is terminated by us without “cause” or Mr. Greenberg is “constructively terminated,” in each case within 12 months following the change of control, then subject to executing a release of claims, she will be entitled to receive the same severance benefits as described above except the lump sum severance payment will be equal to 9 months (instead of 6 months) of her then current base salary.

Grants of Plan-Based Awards in 2014 Fiscal Year
The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2014, including performance-based awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)(1)	Maximum ($)
Robert P. LoCascio		—	450,000	—
	4/25/2014				—	100,000	10.13	477,750

Daniel R. Murphy		—	200,000	—
	4/25/2014				—	100,000	10.13	477,750

Eran Vanounou		—	130,000	—	—	—	—	—
	2/9/2014					110,000	13.37	694,122

Monica L. Greenberg		—	120,000	—	—
	4/25/2014					35,000	10.13	167,213

Alan Banks(3)		—	—	—	—	—	—	—
	4/25/2014					100,000	10.13	477,750

(1)
Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for these executives. There were no threshold or maximum bonus opportunities. The target amount could be exceeded based on performance metrics. Awards are based on achievement of individual performance objectives, Company performance as measured by EBITDA and the achievement of strategic objectives. The Compensation Committee retains discretion to adjust the bonus amount paid to any employee or executive up or down, regardless of that person’s target bonus or specific corporate performance metrics. Additional information about these bonus opportunities appear in the section of this Proxy Statement titled the “Compensation Discussion and Analysis.” The actual incentives earned in 2014 and paid in 2015 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(2)	The exercise price is the grant date closing market price per share.

(3)	Mr. Banks resigned from the Company effective as of January 23, 2015.

Outstanding Equity Awards at End of 2014 Fiscal Year
The following table sets forth information concerning unexercised stock options outstanding for each of the Named Executive Officers as of the end of the 2014 Fiscal Year. We have not granted any restricted stock or made any other stock awards.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert P. LoCascio	250,000	—	2.92	1/27/2015
	55,000	—	5.90	1/30/2017
	25,000	—	1.79	3/5/2019
	300,000	100,000	13.28	4/22/2021
	50,000	50,000	16.98	9/4/2022
	17,500	52,500	9.24	7/1/2023
	—	100,000	10.13	4/25/2024

Daniel R. Murphy	75,000	25,000	13.03	5/2/2021
	50,000	50,000	16.98	9/4/2022
	17,500	52,500	9.24	7/1/2023
	—	100,000	10.13	4/25/2024

Eran Vanounou	110,000	—	13.37	2/9/2024

Monica L. Greenberg	50,000	—	5.58	11/13/2016
	25,000	—	5.90	1/30/2017
	93,750	—	3.45	2/22/2018
	17,000	—	1.79	3/5/2019
	20,750	—	7.02	6/17/2020
	17,250	5,750	11.33	9/1/2021
	12,500	12,500	16.98	9/4/2022
	6,250	18,750	9.24	7/1/2023
	—	35,000	10.13	4/25/2024

Alan Banks(2)	20,000	60,000	9.90	7/25/2013
	—	100,000	10.13	4/25/2024

(1)
Each stock option grant listed above vests as to 25% of the original number of shares covered by each stock option grant on the first anniversary of the grant date of each stock option (the “Grant Date”) and as to an additional 25% of the original number of shares at the end of each successive anniversary of the Grant Date until the fourth anniversary of the Grant Date, subject to the executive's continued service with the Company through each vesting date and any acceleration provisions set forth in each executive’s employment agreement as described above in “Employment Agreement for our Named Executive Officers.”

(2)    Mr. Banks resigned from the Company effective as of January 23, 2015.
Option Exercises and Stock Vested in 2014 Fiscal Year
No stock options were exercised and no stock became vested during the 2014 fiscal year by any Named Executive Officers.

Compensation of Directors in 2014 Fiscal Year
The following table sets forth information concerning the compensation of our non-employee directors in the 2014 Fiscal Year.
Following the table is a discussion of material factors related to the information disclosed in the table.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Peter Block	43,000	88,034	131,034
Kevin C. Lavan	48,000	88,034	136,034
David Vaskevitch	38,000	88,034	126,034
William G. Wesemann	43,000	88,034	131,034

(1)
This column represents the aggregate grant date fair value of stock options granted to each non-employee director in the 2014 Fiscal Year computed in accordance with FASB ASC Topic 718, and in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the non-employee directors and there is no assurance that these grant date fair values will ever be realized by the non-employee directors. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to Note 1(l) of LivePerson’s consolidated financial statements contained in our Annual Report on Form 10-K for the 2014 Fiscal Year, as filed with the SEC.

(2)	As of December 31, 2014, the number of shares underlying unexercised stock options were: Mr. Block, 85,000; Mr. Lavan, 75,000; Mr. Vaskevitch 85,000; and Mr. Wesemann, 155,000.
In March 2015, based on a review of market data regarding non-employee director compensation, in order to align with median non-employee director compensation of our peer group companies, the Board determined that, effective as of June 2015, the annual cash stipend for our non-employee directors will be increased from $30,000 to $35,000, and the annual equity grant for our non-employee directors will continue to be an option to purchase 20,000 shares of our common stock, which options are to be granted on the date of each annual meeting of stockholders pursuant to our 2009 Stock Incentive Plan.
As of January 1, 2013, our non-employee directors also receive a cash payment of $1,000 for attendance in person or by telephone at each meeting of the Board of Directors or committees of the Board of Directors, and they are reimbursed for reasonable travel expenses and other reasonable out-of-pocket costs incurred in connection with attendance at meetings. In addition, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating Committee receive an annual cash stipend of $10,000, $5,000 and $5,000, respectively.
Non-employee directors are granted options to purchase 35,000 shares of our common stock upon their election to the Board of Directors. These non-employee director option grants are made under our 2009 Stock Incentive Plan, adopted on June 9, 2009.
Directors who are also our employees receive no additional compensation for their services as directors.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee of our Board of Directors during the 2014 Fiscal Year were Mr. Block (Chair), Mr. Lavan, Mr. Vaskevitch and Mr. Wesemann.
During the 2014 Fiscal Year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

Certain Relationships and Related Transactions
Any transaction or series of transactions in which we participate and a related person has a material interest would require the prior approval by our Board of Directors. In such cases, the Board of Directors would review all of the relevant facts and circumstances and would take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction relates to a director, that director would not participate in the Board of Directors’ deliberations.
Related persons would include a member of our Board of Directors and our executive officers and their immediate family members. It would also include persons controlling over five percent of our outstanding common stock. Under our written policy on conflicts of interest, all of our directors, executive officers and employees have a duty to report to the appropriate level of management potential conflicts of interests, including transactions with related persons.
Pursuant to our Audit Committee Charter, our Audit Committee is responsible for reviewing potential conflict of interest situations and approving, on an ongoing basis, all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K. In particular, our Audit Committee Charter requires that our Audit Committee approve all transactions between the Company and one or more directors, executive officers, major stockholders or firms that employ directors, as well as any other material related party transactions that are identified in a periodic review of our transactions.
Since the beginning of the 2014 Fiscal Year, the Company has not been a participant in any transaction with a related person other than the indemnification agreements described below.
Indemnification Agreements with Directors and Executive Officers
Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as amended, provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. We monitor developments in Delaware law in order to provide our directors and officers the highest level of protection under the law. Our Board approved an updated form of indemnification agreement which was filed as an exhibit to our 2011 Annual Report on Form 10-K. The form of indemnification agreement used by the Company contains provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain highly qualified individuals to serve the Company. We also have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Membership and Role of the Audit Committee
The Audit Committee consists of the following members of the Company’s Board of Directors: Kevin C. Lavan (Chair), David Vaskevitch and William G. Wesemann. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that Mr. Lavan satisfies the Nasdaq rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is an “audit committee financial expert” as defined by the SEC.
The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The Audit Committee charter is available at http://www.liveperson.com/company/ir/corporate-governance.
Review of the Company’s Audited Consolidated Financial Statements for the 2014 Fiscal Year
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for the Company’s 2014 fiscal year, BDO USA, LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted accounting principles.
In performing its oversight role, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2014 Fiscal Year with the Company’s management. The Audit Committee has separately discussed with BDO USA, LLP, the Company’s independent registered public accounting firm for the 2014 Fiscal Year, the matters required to be discussed by PCAOB Statement No. 16 (“Communication with Audit Committees”), as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements. In addition, the Audit Committee has also received the written disclosures and the letter from BDO USA, LLP required by Public Company Accounting Oversight Board independence standards, as amended, and the Audit Committee has discussed with BDO USA, LLP the independence of that firm from the Company.
Conclusion
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2014 Fiscal Year for filing with the SEC.
Not all of the members of the Audit Committee are professionally engaged in the practice of auditing or accounting and all are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that BDO USA, LLP is in fact “independent.”
Submitted by the Audit Committee of the Company’s Board of Directors:
Kevin C. Lavan (Chair)
David Vaskevitch

William G. Wesemann
The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, including each quarterly interim period, and the Board of Directors is asking the stockholders to ratify this appointment.
Although stockholder ratification of the Audit Committee’s appointment of BDO USA, LLP is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
A representative from BDO USA, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Fees Billed to the Company for Services Rendered during the Fiscal Years Ended December 31, 2014 and 2013
BDO USA, LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2014 and 2013.

Fiscal Years 2014 and 2013 Accounting Fees
Fees	2014 Fiscal Year	2013 Fiscal Year
Audit Fees(1)	$582,503	$577,770
Audit-Related Fees(2)	$113,043	$23,058
Tax Fees(3)	$25,158	$3,243
All Other Fees(4)	$—	$—

(1)
“Audit Fees” consists of fees for professional services rendered in connection with the audit of the Company’s consolidated annual financial statements, the review of the Company’s interim condensed consolidated financial statements included in quarterly reports, the audits in connection with statutory and regulatory filings or engagements and the audit of the Company’s internal controls over financial reporting.

(2)	“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audits of the Company’s employee benefit plan and acquisition accounting due diligence.

(3)	“Tax Fees” consists of fees billed for professional services rendered for tax compliance, tax consulting and tax planning services.

(4)	“All Other Fees” - none.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.
As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule is specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.
A schedule of additional services proposed to be provided by the independent registered public accounting firm or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.
Required Vote
The affirmative vote of the majority of the shares of common stock represented and voting at the Annual Meeting at which a quorum is present and entitled to vote is required to ratify the Audit Committee’s selection of BDO USA, LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the Company’s or our stockholders’ best interests.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL TWO TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF BDO USA, LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL THREE - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
At the 2011 annual meeting, a majority of our stockholders recommended that an advisory resolution with respect to the Company’s executive compensation program be presented to the Company’s stockholders every year. Our Board of Directors adopted the stockholders’ recommendation for the frequency of the “say-on-pay” vote, and accordingly, we are requesting your advisory approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 14 to 22 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote.
As more fully described in this Proxy Statement under the heading “Compensation Discussion and Analysis,” the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, to align incentives with the Company’s fiscal performance, to reward officers’ individual performance against objectives that achieve the Company’s strategy and the creation of long term value for stockholders and to provide a balanced approach to compensation that properly aligns incentives with Company performance and stockholder value and does not promote inappropriate risk taking.
We believe we utilize a well-proportioned mix of security-oriented compensation, retention benefits and at-risk compensation which produces both short-term and long-term performance incentives and rewards. By following this approach, we provide each of our Named Executive Officers a measure of security in the base compensation that the individual is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company, as well as incentives for executive retention. Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives.
The Compensation Committee and the Board of Directors believe that the design of our executive compensation program, and hence the compensation awarded to our Named Executive Officers under the current program, fulfills the objectives set forth above.
We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement for additional details on LivePerson’s executive compensation, including LivePerson’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our Named Executive Officers in the 2014 Fiscal Year.
We are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to approve, on an advisory basis, “For” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to LivePerson, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth on pages 14 to 22 of this Proxy Statement, is hereby approved.”
Required Vote
Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee, which is responsible for recommending to the full Board the amount and form of compensation to be paid to our executive officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions. The affirmative vote of the majority of the shares of common stock represented and voting at the Annual Meeting at which a quorum is present and entitled to vote is required to approve this Proposal Three.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL THREE, AND APPROVE THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVES OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR - APPROVAL OF THE AMENDED AND RESTATED INCENTIVE PLAN
We are requesting that stockholders approve the LivePerson, Inc. Amended and Restated Incentive Plan (“Amended and Restated Incentive Plan”), which was adopted by our Board of Directors subject to stockholder approval.
This proposal contains a summary of the Amended and Restated Incentive Plan, a copy of which is attached as Exhibit A to this Proxy Statement.
Purpose of the Request for Approval
The Board believes that a well-designed incentive compensation plan for our key employees can have a significant positive influence on the operational and financial performance of the Company, thereby enhancing stockholder value. Important elements of such a plan include:

•	pre-established performance goals and objectives for each performance period;

•	objective, measurable performance goals bearing directly on reported financial results and related financial metrics as the basis for payments made under the Amended and Restated Incentive Plan; and

•	administrative oversight of the plan by the Compensation Committee.
The Board also believes that amounts paid pursuant to such a plan should be deductible as a business expense of the Company. Code Section 162(m) limits the deductibility of bonuses paid to our Chief Executive Officer and certain other executive officers, unless the plan under which they are paid meets specified criteria, including stockholder approval.
Briefly, to ensure performance-based bonuses under the Amended and Restated Incentive Plan are fully deductible, Code Section 162(m) requires:

•	bonuses to be paid pursuant to an objective formula;

•	certification by the Compensation Committee that the performance goals in the formula have been satisfied; and

•	that the stockholders of the Company have approved the material terms of the Amended and Restated Incentive Plan which include:

•	the eligible participants;

•	the individual bonus limit; and

•	the objective performance goals under the heading “Payout Criteria and Maximum Bonus” below.
The Board believes the adoption of the Amended and Restated Incentive Plan to be in the best interest of stockholders and recommends approval of the Amended and Restated Incentive Plan, including with respect to current and future “covered employees” as determined under Code Section 162(m) and “executive officers” within the meaning of Rule 3b-7 of the Exchange Act. If the Amended and Restated Incentive Plan is not approved by our stockholders, bonuses shall not be paid to covered employees or executive officers under the Amended and Restated Incentive Plan.
Purpose of the Amended and Restated Incentive Plan
The purpose of the Amended and Restated Incentive Plan is to drive superior performance of the Company and our affiliates and operating units to align, motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain objective performance goals related to the performance of the Company and our affiliates.
Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that the awards under the Amended and Restated Incentive Plan to covered employees will qualify for exemption under Code Section 162(m). However, the Amended and Restated Incentive Plan is structured with the intention that the Compensation Committee will have discretion to make awards under the Amended and Restated Incentive Plan that can qualify as performance-based compensation and be fully deductible under Code Section 162(m).  If any provision of the Amended and Restated Incentive Plan does not comply with the requirements of Code Section 162(m), then such provision will be construed or deemed amended to the extent desired and necessary to conform to such requirements.  Also, the Compensation Committee may approve compensation under the Amended and Restated Incentive Plan, including to covered employees, that may not be deductible under Code Section 162(m) where it believes it is in our and our stockholders’ best interests to do so.
Participants
Individuals eligible for Amended and Restated Incentive Plan awards are officers and key employees (including our covered employees and executive officers) of the Company, as determined by the Compensation Committee, provided such individuals are (i) full-time regular employees of the Company as of the last day of the applicable performance period and (ii) not subject to disciplinary action, are in good standing with the Company and are not subject to a performance improvement plan. Each executive officer and each other key employee of the Company has an interest in this Proposal Four. The number of key employees who will participate in the Amended and Restated Incentive Plan and the amount of Amended and Restated Incentive Plan awards are not presently determinable.

Administration
The Amended and Restated Incentive Plan will be administered by the Compensation Committee, which will have all the powers and discretion necessary or appropriate to administer the Amended and Restated Incentive Plan and to control its operation, including, but not limited to, the power to determine which employees are eligible to participate in the Amended and Restated Incentive Plan, establish target bonus amounts and performance goals for each performance period, prescribe all of the terms and conditions applicable to the bonuses under the Amended and Restated Incentive Plan, determine the extent of the achievement of the performance goals and the amount of bonuses to be paid, adopt rules for the administration, interpretation and application of the Amended and Restated Incentive Plan, and interpret, amend or revoke any such rules. The Compensation Committee may delegate, in whole or in part, its administrative authority with respect to Amended and Restated Incentive Plan bonuses to participants other than covered employees or executive officers.
Payout Criteria and Maximum Bonus
Bonus payments under the Amended and Restated Incentive Plan may be made in cash only. The payment to each participant is based on an individual bonus target for the performance period set by the Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) debt or debt-to-equity; (xiii) accounts receivable; (xiv) write-offs; (xv) cash; (xvi) assets; (xvii) liquidity; (xviii) operations; (xvix) product development; (xx) regulatory activity; (xxi) objective goals related to management, human resources, corporate governance or information technology; (xxii) business development; (xxiii) strategic alliances, licensing and partnering; (xxiv) mergers and acquisitions or divestitures; and/or (xxv) financings. As determined in the discretion of the Compensation Committee, the performance goals for any performance period may to the extent consistent with Code Section 162(m) (A) differ from participant to participant, performance period to performance period and from award to award, (B) be based on the performance of the Company as a whole or the performance of a specific participant or one or more affiliates, divisions, departments, regions, or business units of the Company, (C) be measured on a per share, per capita, per employee, and/or other objective basis (D) be measured on a pre-tax or after-tax basis, and (E) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). The bonus payable to a participant who is not a covered employee may also be based on other factors (including subjective factors).
The participant’s target bonus is expressed as a formula or payout matrix relating to the performance goal(s) that have been established by the Compensation Committee for that award. The formula or payout matrix may differ from participant to participant. If a participant’s target bonus is measured by reference to a participant’s base salary for a performance period, base salary shall be the participant’s base salary actually paid to the participant for the performance period. Except as otherwise required by applicable law, base salary shall not include salary paid during any paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements.
A performance period is any period up to three years in duration. The performance period(s), individual bonus target(s), performance goal(s) and payout formula will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and, with respect to covered employees, must be set forth in writing within 90 days following the commencement of any performance period, but in no event after 25% of the performance period has elapsed (or such other time as may be required or permitted by Code Section 162(m) in order for bonus payments pursuant to the Amended and Restated Incentive Plan to be deductible under Code Section 162(m)).
The actual amount of future bonus payments under the Amended and Restated Incentive Plan is not presently determinable. However, the Amended and Restated Incentive Plan provides that the maximum amount of any actual bonus that can be paid under the Amended and Restated Incentive Plan to any participant during any performance period is $6.0 million. Bonus payments under the Amended and Restated Incentive Plan may be pro-rated and reduced on any basis determined appropriate in the Compensation Committee’s sole discretion, including, but not limited to, in connection with transfers to new positions or new locations, new hires, participants on a leave of absence for all or any portion of a performance period, or participants working less than full-time. Further, the Compensation Committee, in its sole discretion, may reduce or eliminate the amount of the bonus otherwise payable to a participant with respect to any performance period. With respect to Amended and Restated Incentive Plan bonuses to participants who are not subject to Code Section 162(m), the Compensation Committee may use its discretion to increase the amount of the bonus otherwise payable under the Amended and Restated Incentive Plan.

Payment of Awards
Prior to the payment of any bonus under the Amended and Restated Incentive Plan to covered employees, after each performance period, the Compensation Committee will certify in writing the extent to which the performance goals applicable to each participant for the performance period were achieved or exceeded and whether any other conditions to payment for the applicable performance period have been satisfied. A participant will only be eligible to receive an actual bonus intended to qualify as performance-based compensation under Code Section 162(m) for a performance period if the performance goals for such period are achieved.
The payment of a bonus for a given performance period generally requires the participant to be employed by the Company as of the date the bonus is paid. The payment of bonuses under the Amended and Restated Incentive Plan will occur as soon as practicable following the end of the applicable performance period; provided, that no bonus will become payable with respect to any performance period until the applicable results have been verified by the Compensation Committee and it otherwise determines that the underlying terms and conditions of the bonus have been satisfied.
Term and Amendment of Amended and Restated Incentive Plan
The Amended and Restated Incentive Plan will first become available for performance periods beginning in the fiscal year ending December 31, 2015. The Amended and Restated Incentive Plan does not have a fixed termination date and may be terminated by the Compensation Committee at any time. The Compensation Committee may amend or suspend the Amended and Restated Incentive Plan at any time, provided that any such amendment shall be subject to stockholder approval if required by Code Section 162(m), or any other applicable laws, rules or regulations.
The summary of the Amended and Restated Incentive Plan provided above is a summary of the principal features of the Amended and Restated Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Amended and Restated Incentive Plan. It is qualified in its entirety by reference to the full text of the Amended and Restated Incentive Plan. A copy of the Amended and Restated Incentive Plan has been filed with the SEC with this Proxy Statement, and any stockholder who wishes to obtain a copy of the Amended and Restated Incentive Plan may do so by written request to the Secretary at the Company’s headquarters in New York, NY.
Federal Income Tax Consequences
Under present U.S. federal income tax law, participants will recognize ordinary income equal to the amount of the cash bonus received in the year of receipt. That income will be subject to applicable income and employment tax withholding by us. If and to the extent that the bonus payments under the Amended and Restated Incentive Plan satisfy the requirements of Code Section 162(m) and otherwise satisfy the requirements for deductibility under U.S. federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.
New Plan Benefits
Awards under the Amended and Restated Incentive Plan are to be determined based on metrics that may be established from time to time and on actual performance. Therefore, the benefits and amounts that will be received or allocated under the Amended and Restated Incentive Plan are not determinable at this time.
Board Approval of the Amended and Restated Incentive Plan
On April 28, 2015, our Board approved the Amended and Restated Incentive Plan, subject to approval from our stockholders at the 2015 Annual Meeting. Each executive officer and each other key employee of the Company has an interest in this proposal because they are eligible to receive plan awards.
Required Vote
The affirmative vote of the majority of the shares of common stock represented and voting at the Annual Meeting at which a quorum is present and entitled to vote is required to adopt the Amended and Restated Incentive Plan.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL FOUR TO APPROVE THE LIVEPERSON, INC. AMENDED AND RESTATED INCENTIVE PLAN.

LIVEPERSON, INC.
AMENDED AND RESTATED INCENTIVE PLAN

1.	PURPOSE
The purpose of this Amended and Restated Incentive Plan (the “Plan”) is to drive superior performance of LivePerson, Inc. (the “Company”) and its affiliates and operating units to align, motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain performance goals related to the performance of the Company and the Company’s affiliates and to retain key employees. The Plan is designed with the intention that certain incentives paid hereunder to certain executive officers of the Company will be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The adoption of the Plan as to current and future “covered employees” (as determined under Code Section 162(m)) or “executive officers” (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s stockholders.

2.	EFFECTIVE DATE
The Plan is effective as of ___________ and shall continue in effect until modified or terminated by the Compensation Committee of the Company’s Board of Directors. This Plan supercedes all prior bonus or commission incentive plans with respect to employees eligible to participate in this Plan or any written or verbal representations regarding the subject matter of the Plan.

3.	ADMINISTRATION

(a)
The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Administrator”), which, to the extent required to qualify any bonuses paid hereunder as performance-based compensation within the meaning of Code Section 162(m), shall be comprised of two of more “outside directors” as defined in Code Section 162(m). The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which employees are eligible to participate in the Plan, (ii) establish target bonus amounts and Performance Goals (as defined below) for such target bonus amounts for each Performance Period (as defined below) under the Plan, (iii) prescribe all of the terms and conditions applicable to Plan bonuses hereunder, (iv) determine the extent of the achievement of the Performance Goals and the amount of bonuses to be paid hereunder, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

(b)
The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or executives of the Company with respect to bonuses under the Plan not intended to qualify as performance-based compensation within the meaning of Code Section 162(m) or bonuses under the Plan awarded to participants who are not current or future covered employees or executive officers (each, as defined in Section 1 above).

(c)
All determinations and decisions made by the Administrator or any delegate thereof pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(d)	The Company shall communicate individually with each participant in the Plan regarding his or her level of participation in the Plan.

(a)
To the extent a bonus is intended to qualify as performance-based compensation under Code Section 162(m), with respect to Participants who are or may become subject to Code Section 162(m), the establishment of the “Performance Periods,” the applicable “Performance Goals” (each as defined below), the payout formula and the target bonus amounts shall be set forth in writing and shall occur in compliance with, and to the extent required by, the rules of Code Section 162(m).

4.	ELIGIBILITY
Officers and other key employees of the Company designated by the Administrator to participate in the Plan shall be eligible to participate in this Plan, provided the Administrator has not, in its sole discretion, withdrawn such designation and he or she meets the following conditions (each such person is referred to herein as a “Participant”):

(e)	is a full-time regular employee of the Company as of the last day of the applicable Performance Period; and

(f)	is not subject to disciplinary action, is in good standing with the Company and is not subject to a performance improvement plan.

5.	PERFORMANCE PERIODS AND PERFORMANCE GOALS

(a)
The Administrator shall establish the performance period or periods for the Plan, which may include the Company’s fiscal year, multiple fiscal years or any other period longer than one fiscal year not to exceed three years, and/or a portion of the Company’s fiscal year (“Performance Periods”). The Administrator may establish multiple Performance Periods under the Plan and such Performance Periods may be successive or may overlap.

(b)
To the extent a bonus is intended to qualify as performance-based compensation under Code Section 162(m), the Administrator shall establish Performance Goals for each Performance Period, which shall be an objective formula or standard determined by the Administrator with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Administrator in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) debt or debt-to-equity; (xiii) accounts receivable; (xiv) writeoffs; (xv) cash; (xvi) assets; (xvii) liquidity; (xviii) operations; (xvix) product development; (xx) regulatory activity; (xxi) objective goals related to management, human resources, corporate governance or information technology; (xxii) business development; (xxiii) strategic alliances, licensing and partnering; (xxiv) mergers and acquisitions or divestitures; and/or (xxv) financings, each with respect to the Company and/or one or more of its affiliates or operating units (collectively, “Performance Goals”). As determined in the discretion of the Administrator, the Performance Goals for any Performance Period may (A) differ from Participant to Participant, Performance Period to Performance Period and from award to award, (B) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more affiliates, divisions, departments, regions, or business units of the Company, (C) be measured on a per share, per capita, per employee, and/or other objective basis (D) be measured on a pre-tax or after-tax basis, and (E) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Administrator shall adjust any Performance Goal or other feature of a bonus award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. Any such discretion or adjustment by the Administrator shall be made in compliance, and consistent, with Code Section 162(m) to the extent such bonuses are intended to qualify as performance-based compensation under Code Section 162(m)).

(c)
The impact of objectively defined and non-discretionary items (includable in one or more of the following categories) may be taken into account in any manner pre-established by the Administrator in accordance with, and to extent required by, Code Section 162(m) (if applicable) when determining whether a Performance Goal has been attained: (i) changes in generally accepted accounting principles (“GAAP”); (ii) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (iii) the sale of investments or non-core assets; (iv) discontinued operations, categories or segments; (v) legal claims and/or litigation and insurance recoveries relating thereto; (vi) amortization, depreciation or impairment of tangible or intangible assets; (vii) reductions in force or early retirement programs; (viii) investments, acquisitions or dispositions; (ix) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (x) natural catastrophes; (xi) currency fluctuations; (xii) stock based compensation expense; (xiii) early retirement of debt; (xiv) conversion of convertible debt securities; and (xv) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.

(d)
Bonus opportunities issued to Participants who are not subject to the limitations of Code Section 162(m) or that are not intended to comply with the requirements of Code Section 162(m) may take into account other factors, including other corporate and strategic business objectives, a Participant’s individual performance and contribution to the Company, and/or any other factor deemed appropriate by the Administrator (which need to be performance based), and any such Performance Goal(s) may be established, and once established, may be modified, by the Administrator at any time, as determined appropriate in the Administrator’s sole discretion.

6.	AMOUNT OF BONUS

(a)
With respect to each Participant, the Administrator will establish an individual target bonus amount (which may be, but is not required to be, based on the Participant’s base salary for the Performance Period).

(b)
If a target bonus is measured by reference to a Participant’s base salary for a Performance Period, base salary shall be the Participant’s base salary actually paid to the Participant for the Performance Period. Except as otherwise required by applicable law, base salary shall not include salary paid during any paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements. Subject to the maximum bonus that can be paid under the Plan (as described below), nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s base salary at any time based on such factors as the Company shall in its discretion determine appropriate.

(c)
To the extent a bonus is intended to qualify as performance-based compensation under Code Section 162(m), the maximum amount of any such bonus that can be paid under the Plan to any Participant during any Performance Period is $6,000,000. Bonuses may be pro-rated and reduced on any basis determined appropriate in the Administrator’s sole discretion, including, but not limited to, in connection with transfers to new positions or new locations, new hires, Participants on a leave of absence for all or any portion of a Performance Period, or Participants working less than full-time. The Administrator reserves the right, in its sole discretion, to reduce or eliminate the amount of a bonus otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to bonus opportunities that are not intended to qualify as performance-based compensation under Code Section 162(m), the Administrator reserves the right, in its sole discretion, to increase the amount of the bonus otherwise payable to such Participant with respect to any Performance Period.

(d)
With respect to Participants who are subject to the limitations of Code Section 162(m) and to the extent the bonus is intended to qualify as performance-based compensation under Code Section 162(m), after the end of each Performance Period, the Administrator shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Administrator. A Participant will only be eligible to receive a bonus payment intended to qualify as performance-based compensation under Code Section 162(m) for a Performance Period if the Performance Goals for such period are achieved, with the actual bonus payment for each such Participant determined by applying the payout formula to the level of actual performance that has been certified in writing by the Administrator.

7.	PAYMENT OF BONUS

(a)
Unless otherwise determined by the Administrator, a Participant must be employed on the date a bonus under the Plan is to be paid. The Administrator may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Administrator in its sole discretion.

(b)	Bonus payments under the Plan shall be made in cash.

(c)
Any distribution made under the Plan shall occur as soon as practicable on or after the end of the applicable Performance Period; provided, that no bonus shall become payable with respect to any Performance Period until the applicable results have been verified by the Administrator and the Administrator otherwise determines that the underlying terms and conditions of the bonus have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Code Section 409A”), if the Administrator waives the requirement that a Participant must be employed on the date a bonus under the Plan is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such bonus is earned or (ii) the end of the calendar year in which such bonus is earned or shall be structured to comply with, or be exempt from, Code Section 409A.

8.	GENERAL

(a)
Each Participant shall be required to make adequate provision for federal, state or other applicable tax, withholding obligations, required deductions or other payments, if any, which arise in connection with any bonus or bonus opportunity under this Plan, whether by withholding, direct payment to the Company, or otherwise, as determined by the Company in its sole discretion.

(b)
Nothing in the Plan shall confer upon any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities.

(c)
Bonus opportunities under the Plan represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any bonus shall have no rights other than those of a general unsecured creditor of the Company.

(d)
A Participant’s rights and interests under the Plan, or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as may be permitted by the Administrator, or in the absence of such designation, by will or the laws of descent and distribution.

(e)
Each member of the Administrator and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under these provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)	The expenses of administering the Plan shall be borne by the Company.

(g)
The Administrator may amend, suspend or terminate the Plan at any time, without regard to whether the amendment, suspension or termination occurs prior to, during or following any Performance Period; provided however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

(h)
The intention of the Company and the Administrator is to administer the Plan in compliance with Code Section 162(m) with respect to bonuses intended to qualify as performance-based compensation under Code Section 162(m) so that the bonuses paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m) with respect to a bonus intended to qualify as performance-based compensation under Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants and/or bonuses that are not intended to qualify as performance-based compensation under Code Section 162(m), the Plan may be operated without regard to the constraints of Code Section 162(m).

(i)
It is the intent of this Plan that all payments hereunder be exempt from the requirements of Code Section 409A so that none of the payments to be provided under this Plan will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt. The Company and each Participant will work together in good faith to consider amendments to the Plan or revisions to the Plan with respect to the payment of any bonuses under the Plan, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Code Section 409A. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Code Section 409A.

(j)
The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus, shall be determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws thereof).

(k)
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(l)
The Plan, and any resolutions of the Administrator in adopting or administering the Plan, is the entire understanding between the Company and the Participant regarding the subject matter of the Plan and supersedes all prior bonus or commission incentive plans or any written or verbal representations regarding the subject matter of the Plan. Participation in the Plan during a Performance Period will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under the Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.

ANNUAL MEETING OF STOCKHOLDERS OF

LIVEPERSON, INC.

June 4, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, proxy statement and proxy card, as well as our Annual Report on Form 10-K for the year ended December 31, 2014, are available at http://liveperson2015.investorroom.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230330000000000000 1 060415

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:

☐ **FOR ALL NOMINEES**

○ Kevin C. Lavan
○ Robert P. LoCascio

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "**FOR**" THE DIRECTOR NOMINEES LISTED HEREIN, AND A VOTE "**FOR**" PROPOSALS 2, 3 AND 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

LIVEPERSON, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIVEPERSON, INC.

The undersigned stockholder of LivePerson, Inc. (the "Company") revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 4, 2015 and the Proxy Statement, and appoints Robert P. LoCascio, Chief Executive Officer, Daniel R. Murphy, Chief Financial Officer and Monica L. Greenberg, Executive Vice President, Business Affairs and General Counsel, and each of them, the Proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Eastern Daylight time) on June 4, 2015 at the offices of LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200 (the "Annual Meeting") and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

(Continued, and to be dated and signed on the reverse side)

1.1

14475

ANNUAL MEETING OF STOCKHOLDERS OF

LIVEPERSON, INC.

June 4, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, proxy statement and proxy card, as well as our Annual Report on Fom 10-K for the year ended December 31, 2014 are available at http://liveperson2015.investorroom.com.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20230330000000000000 1 060415

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:

☐ FOR ALL NOMINEES

○ Kevin C. Lavan

○ Robert P. LoCascio

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "**FOR**" THE DIRECTOR NOMINEES LISTED HEREIN, AND A VOTE "**FOR**" PROPOSALS 2, 3 AND 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.